               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 Millennium Chemicals Inc.
........................................................................
     (Name of Registrant as Specified In Its Charter)


........................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ..................................................................

     (2) Aggregate number of securities to which transaction applies:


     ..................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     ..................................................................

     (4) Proposed maximum aggregate value of transaction:


     ..................................................................

     (5)  Total fee paid:


     ..................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .............................................................

          (2) Form, Schedule or Registration Statement No.:


          .............................................................

          (3) Filing Party:


          .............................................................

          (4) Date Filed:


          .............................................................

[MILLENNIUM LOGO]                                        [MILLENNIUM LETTERHEAD]



                                                                  April 17, 2003

Dear Fellow Shareholder:

    It is my pleasure to invite you to attend the 2003 Annual Meeting of Shareholders of Millennium Chemicals Inc. This meeting will be held on Friday, May 23, 2003 at The Parker Meridien in New York City, beginning at 10:00 a.m. The notice of Annual Meeting and the Proxy Statement accompanying this letter describe the formal business to be acted upon by the shareholders at the meeting. The meeting will also feature a report on Millennium Chemicals' performance and our prospects for the future.

    Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. If you are a registered shareholder (a shareholder whose shares are registered in his or her own name), you may vote by telephone or through the Internet. The instructions accompanying your proxy card describe how to use these convenient services. If you hold your shares through a broker, bank or other holder of record, you may vote as specified in the instructions accompanying your proxy card. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

    I look forward to seeing you at the Annual Meeting.


                                                William M. Landuyt

                                                WILLIAM M. LANDUYT
                                                Chairman and
                                                Chief Executive Officer

                   Web Address http://www.millenniumchem.com

                               [MILLENNIUM LOGO]

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2003

                               -------------------

    Notice is hereby given that the 2003 Annual Meeting of Shareholders (the 'Annual Meeting') of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), will be held at The Parker Meridien, 118 West 57th Street, New York, NY 10019 on Friday, May 23, 2003, beginning at 10:00 a.m., Eastern Daylight Time, for the following purposes:

        1. To elect three Directors to serve until the Annual Meeting of Shareholders in 2006 and until their successors are duly elected and qualified;

        2. To ratify the election of The Honorable Mary K. Bush and Mr. Daniel
           S. Van Riper as Directors;

        3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2003; and

        4. To consider any other matter that may properly come before the Annual Meeting.

    Only holders of record of the Company's Common Stock, par value $0.01 per share, at the close of business on April 8, 2003 will be entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

                                        By Order of the Board of Directors,

                                        C. WILLIAM CARMEAN
                                        Senior Vice President, General Counsel
                                        and Secretary

April 17, 2003

-------------------------------------------------------------------------------
EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY TELEPHONE OR THROUGH THE INTERNET, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.
-------------------------------------------------------------------------------

                                [MILLENNIUM LOGO]

                              --------------------
                                PROXY STATEMENT
                              --------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), of proxies for use at the Annual Meeting of Shareholders of the Company (the 'Annual Meeting'), to be held at The Parker Meridien, 118 West 57th Street, New York, NY 10019 on Friday, May 23, 2003, at 10:00 a.m., Eastern Daylight Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

    This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 21, 2003.

                                     VOTING

    Only shareholders of record at the close of business on April 8, 2003 (the 'Record Date') are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $0.01 per share, of the Company (the 'Common Stock') held by them on that date at the Annual Meeting or any postponement or adjournment thereof. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 63,458,736 shares of Common Stock were outstanding, not including 14,437,850 shares held by the Company and its subsidiaries and certain Company trusts, which are not entitled to be voted.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date and entitled to be voted will constitute a quorum. The affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, is required for the election of Directors. The ratification of the election of The Honorable Mary K. Bush and Mr. Daniel S. Van Riper as Directors, the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the year 2003, and approval of any other proposal to be considered at the Annual Meeting will require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy. Both abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present.

    Registered shareholders (shareholders whose shares are registered in their own names) may vote by telephone or through the Internet by following the instructions included with their proxy cards. Shareholders who hold their shares in 'street name' (i.e., through a broker, bank or other holder of record) may vote by telephone or through the Internet if their proxy card includes instructions regarding telephone or Internet voting. 'Street name' shareholders who have questions regarding voting by telephone or through the Internet should contact their broker, bank or other holder of record. Shareholders who vote by telephone or through the Internet should not return their proxy cards.

    A proxy may be revoked by a shareholder at any time before it is voted by
(1) giving notice of the revocation in writing to the Company's Secretary at 230 Half Mile Road, Red Bank, New Jersey 07701, Attn: C. William Carmean;
(2) submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed; or, (3) voting in person at the meeting.

    Participants in the Millennium Chemicals Savings and Investment Plan; Lyondell Chemical Company 401(k) Investment and Savings Plan; the Equistar Chemicals, LP Savings and Investment Plan; and, the Equistar Chemicals, LP Savings and Investment Plan for Represented Employees vote shares of Common Stock allocated to them under such plans by instructing the relevant plan trustee by mail, through the Internet or by telephone, as indicated on the proxy card mailed to such participants. Such instructions must be received by such trustees prior to 3:00 p.m. (Eastern Daylight Time) on May 21, 2003. If proper instructions are not received by such time, the relevant plan trustee will vote the shares in the same proportion that it votes shares for which it received timely instructions.

MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS

    If you received more than one copy of the Company's 2002 Annual Report to Shareholders, you can reduce the number of Annual Reports you receive in the future, and thus save the Company the cost of producing and mailing these reports. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the instructions provided when you vote over the Internet. Alternatively, you may log on to the Internet, go to the web site: HTTP://WWW.AMSTOCK.COM and follow the instructions.

    At least one account at your address must continue to receive Annual Reports, unless you elect to view future Annual Reports and Proxy Statements over the Internet, as described under 'Electronic Access to Proxy Materials and the Annual Report,' below. Mailing of dividends, proxy statements, proxy cards and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Reports. To resume the mailing of Annual Reports for an account, you may contact the Company's Investor Relations Department at the address on page 22 of this Proxy Statement. If you own shares through a bank, broker or other nominee and receive more than one Company Annual Report, please contact that entity to eliminate duplicate mailings.

ELECTRONIC ACCESS TO PROXY MATERIALS AND THE ANNUAL REPORT

    This Proxy Statement and the 2002 Annual Report to Shareholders are available on the Company's Internet site at HTTP://WWW.MILLENNIUMCHEM.COM. Most shareholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you choose to receive future documents electronically, you will save the Company the cost of producing and mailing these documents.

    If you are a shareholder of record and wish to vote your shares over the Internet, you can choose to receive documents electronically by logging onto the Company's Internet site at HTTP://WWW.MILLENNIUMCHEM.COM and following the instructions. Alternatively, you can choose to receive documents electronically by logging on to the Internet, going to the website HTTP://WWW.AMSTOCK.COM and following the instructions.

    If you choose to view future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the Internet address to vote your shares online. You will not receive a paper proxy card in the mail if you elect to receive proxy materials and Annual Reports electronically. Your choice will remain in effect until you advise us otherwise by contacting the Company's Investor Relations Department at the address on page 22 of this Proxy Statement. You do not have to elect Internet access each year. Mailing of dividends and special notices will not be affected by your election to view Proxy Statements and Annual Reports over the Internet.

    If you hold your shares through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future Proxy Statements and Annual Reports over the Internet.

    Most shareholders who hold their shares through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to use to access the Company's Proxy Statement and Annual Report and to vote their shares.

                           OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

    The following are the only persons known by the Company as of April 17, 2003 to own beneficially more than 5% of the outstanding Common Stock as of the Record Date, not including shares held by the Company and its subsidiaries and certain Company trusts, which are not entitled to be voted.

                      NAME AND ADDRESS                        NUMBER OF        PERCENT
                    OF BENEFICIAL OWNER                         SHARES         OF CLASS
                    -------------------                         ------         --------
Barrow, Hanley, Mewhinney & Strauss, Inc.  .................  10,603,303(1)      16.7
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, TX 75204-2429

FMR Corp.  .................................................   9,012,282(2)      14.2
  82 Devonshire Street
  Boston, MA 02109

Capital Research and Management Company ....................   6,825,000(3)      10.8
  333 South Hope Street
  Los Angeles, CA 90071

AXA Financial, Inc.  .......................................   6,263,211(4)       9.9
  1290 Avenue of the Americas
  New York, NY 10104

Sterling Capital Management LLC ............................   4,319,840(5)       6.8
  4064 Colony Road, Suite 300
  Charlotte, NC 28211

---------

(1) Based on a Schedule 13G filed with the Securities Exchange Commission (the 'SEC'), dated February 8, 2003, Barrow, Hanley, Mewhinney & Strauss, Inc. ('Barrow Hanley') has sole voting power over 1,141,348 shares, shared voting power over 9,461,955 shares and sole dispositive power over 10,603,303 shares. Vanguard Windsor Funds-Windsor II Fund ('Vanguard') filed a Schedule 13G with the SEC, dated February 13, 2003. Vanguard disclosed in its Schedule 13G that it has sole voting and shared dispositive power over 7,368,142 shares. Vanguard and Barrow Hanley have confirmed in writing to the Company that the 7,368,142 shares disclosed in Vanguard's Schedule 13G as beneficially owned by Vanguard are managed by Barrow Hanley and are included in the 10,603,303 shares disclosed as beneficially owned by Barrow Hanley in its Schedule 13G.

(2) Based on a Schedule 13G filed with the SEC, dated February 14, 2003, FMR Corp. and its affiliates have sole voting power over 3,585,125 shares and sole dispositive power over 9,012,282 shares.

(3) Based on a Schedule 13G filed with the SEC, dated February 10, 2003, Capital Research and Management Company has no voting power, and sole dispositive power over 6,825,000 shares.

(4) Based on a Schedule 13G filed with the SEC, dated February 12, 2003, AXA Financial, Inc. and its affiliates have sole voting power over 3,532,580 shares, shared voting power over 713,856 shares, and sole dispositive power over 6,263,211 shares.

(5) Based on a Schedule 13G filed with the SEC, dated February 4, 2003, Sterling Capital Management LLC and its affiliates have shared voting and shared dispositive power over 4,319,840 shares.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table, which is based upon information provided to the Company, sets forth the beneficial ownership of Common Stock, as of March 17, 2003, by each of the Company's Directors and executive officers and all such Directors and executive officers as a group.

                                                         NUMBER OF SHARES      % OF
                                                           BENEFICIALLY       SHARES
                         NAME                                 OWNED         OUTSTANDING
                         ----                                 -----         -----------
William M. Landuyt.....................................       354,762(a)       *
Robert E. Lee..........................................       242,798(b)       *
Lord Baker.............................................         9,257(c)       *
Mary K. Bush...........................................         1,554(c)       *
Worley H. Clark, Jr. ..................................         8,686(c)       *
Irvin F. Diamond.......................................         1,554(c)       *
Martin D. Ginsburg.....................................         8,686(c)       *
Lord Glenarthur........................................         8,686(c)       *
David J. P. Meachin....................................         4,386(c)       *
Martin G. Taylor.......................................        17,257(c)       *
Daniel S. Van Riper....................................         4,554(c)       *
C. William Carmean.....................................        23,258(d)       *
Marie S. Dreher........................................        31,085(e)       *
Timothy E. Dowdle......................................        49,093(f)       *
Peter P. Hanik.........................................        96,650(g)       *
John E. Lushefski......................................        96,127(h)       *
Myra J. Perkinson......................................         1,755(i)       *
David L. Vercollone....................................        49,250(j)       *
All Directors and executive officers as a group
  (18 persons).........................................     1,009,398          1.6%

---------

  *  Represents less than 1%.

(a) Includes: (w) 17,583 shares of earned but unvested performance-based stock awarded under the Company's Long Term Stock Incentive Plan (the '1996 Incentive Plan'), which may vest in equal installments on December 31, 2003 and 2004; (x) 15,271 shares of Common Stock held in the Company's 401(k) plan for Mr. Landuyt's account; (y) 19,758 shares of Common Stock held for Mr. Landuyt's account in the Company's Supplemental Savings and Investment Plan (the 'Supplemental Savings Plan'); and (z) 175,866 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Also includes 2,890 shares of Common Stock held in two trusts for Mr. Landuyt's children, as to which Mr. Landuyt disclaims beneficial ownership, and 12,300 shares of Common Stock owned by Mr. Landuyt's wife, as to which Mr. Landuyt disclaims beneficial ownership. Does not include options granted under the Company's Omnibus Incentive Compensation Plan (the 'Omnibus Incentive Plan').

(b) Includes: (w) 12,309 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 14,888 shares of Common Stock held in the Company's 401(k) plan for Mr. Lee's account; (y) 10,819 shares of Common Stock held for Mr. Lee's account in the Supplemental Savings Plan; and (z) 80,595 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Also includes 9 shares owned directly by members of Mr. Lee's immediate family, as to which Mr. Lee disclaims beneficial ownership. Does not include options granted under the Omnibus Incentive Plan.

(c) Messrs. Diamond and Van Riper and Ms. Bush each received 1,554 shares of Common Stock under the 1996 Incentive Plan in December 2002 upon their election as new members of the Board. Each outside director, other than the three Directors elected in December 2002, received 2,024 shares on October 1, 2002; 1,907 shares on October 1, 2001; 1,350 shares on October 1, 2000; 978 shares on October 1, 1999; 1,074 shares on October 1, 1998; 682 shares on October 1, 1997;


                                              (footnotes continued on next page)

(footnotes continued from previous page)

     and, 671 shares on October 30, 1996 under the 1996 Incentive Plan, in each case in partial payment of annual Directors' fees.

(d) Includes: (w) 704 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 6,259 shares of Common Stock held in the Company's 401(k) plan for Mr. Carmean's account; (y) 1,693 shares of Common Stock held for Mr. Carmean's account in the Supplemental Savings Plan; and (z) 4,022 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the 1996 Incentive Plan or the Omnibus Incentive Plan.

(e) Includes: (w) 1,759 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 5,545 shares of Common Stock held in the Company's 401(k) plan for Ms. Dreher's account; and (y) 2,399 shares of Common Stock held for Ms. Dreher's account in the Supplemental Savings Plan. Does not include options granted under the Omnibus Incentive Plan.

(f) Includes: (w) 916 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 9,481 shares of Common Stock held in the Company's 401(k) plan for Mr. Dowdle's account; (y) 2,791 shares of Common Stock held for Mr. Dowdle's account in the Supplemental Savings Plan; and (z) 25,217 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the 1996 Incentive Plan or the Omnibus Incentive Plan.

(g) Includes: (w) 9,809 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 12,674 shares of Common Stock held in the Company's 401(k) plan for Mr. Hanik's account; (y) 4,458 shares of Common Stock held for Mr. Hanik's account in the Supplemental Savings Plan; and (z) 33,110 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the Omnibus Incentive Plan.

(h) Includes: (w) 8,792 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 19,503 shares of Common Stock held in the Company's 401(k) plan for Mr. Lushefski's account;
     (y) 9,120 shares of Common Stock held for Mr. Lushefski's account in the Supplemental Savings Plan; and (z) 17,035 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the Omnibus Incentive Plan.

(i)  These shares are held in the Company's 401(k) plan for Mrs.
     Perkinson's account.

(j) Includes: (w) 917 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2003 and 2004; (x) 15,800 shares of Common Stock held in the Company's 401(k) plan for Mr. Vercollone's account; and
     (y) 3,655 shares of Common Stock held for Mr. Vercollone's account in the Supplemental Savings Plan. Does not include options granted under the Omnibus Incentive Plan.

COMPARISON OF CUMULATIVE TOTAL RETURN

    The following graph compares the performance of the Company's Common Stock with the performance of the S&P 500 Index and the Standard & Poor's Chemical Composite Index (the 'S&P Chemical Index') over the period from December 31, 1997 through December 31, 2002, the end of the Company's most recent fiscal year. The graph assumes that $100 was invested on December 31, 1997 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the S&P Chemical Index, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC's requirements and is not intended to forecast or be indicative of future performance.



                                                            [PERFORMANCE GRAPH]
---------------------------------------------------------------------------------------------------------------------------
                              Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1999   Dec. 31, 2000   Dec. 31, 2001   Dec. 31, 2002
---------------------------------------------------------------------------------------------------------------------------
Millennium Chemicals Inc.         $100             $ 87            $ 88           $ 84             $ 61            $48
---------------------------------------------------------------------------------------------------------------------------
S&P'c'500 Index                   $100             $129            $156           $141             $125            $97
---------------------------------------------------------------------------------------------------------------------------
S&P'c'500 Chemicals Index         $100             $ 94            $109           $100             $ 98            $99
---------------------------------------------------------------------------------------------------------------------------


                              CORPORATE GOVERNANCE

    The Company has been publicly owned since its demerger (i.e., spin-off) from Hanson PLC ('Hanson'), a company incorporated in the United Kingdom, on October 1, 1996 (the 'Demerger'). Hanson effected the Demerger by paying to its shareholders a dividend consisting of all of the then-outstanding shares of Common Stock.

    The Company's Corporate Governance Guidelines set forth the Company's philosophy and guidelines regarding corporate governance, including the roles and responsibilities of the Company's Board of Directors, Board Committees and management; Director qualification standards; performance evaluations of the Board and management; the standards of business conduct of Directors, officers and employees; and the procedures for reporting ethical and/or accounting concerns to the Company's Board and management.

    The Company's Policy on the Independence of Directors requires a majority of the members of the Board of Directors to be independent, non-employee Directors. Under this Policy, the Company has adopted the standards regarding independence of Directors proposed by the New York Stock Exchange on August 16, 2002, as amended on March 12, 2003 (the 'New York Stock Exchange's proposed independence standards'). The Board has determined that all non-employee Directors are independent Directors other than Professor Ginsburg. Professor Ginsburg, who will be retiring from the Company's Board at the 2003 Annual Meeting, is of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson, which has provided legal services to the Company from time to time.

    The Company's Corporate Governance Guidelines, the Policy on the Independence of Directors, the Charters of the standing Committees of the Board of Directors, the Code of Conduct, and the procedures for the confidential and anonymous communication of ethical or accounting concerns are available on the Company's website, HTTP://WWW.MILLENNIUMCHEM.COM.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has four standing committees: a Nominations and Governance Committee, an Audit Committee, a Compensation Committee, and an Executive Committee. The following is a description of these Committees:

        Nominations and Governance Committee. The Charter of the Nominations and Governance Committee requires each member of the Committee to be an independent Director under the New York Stock Exchange's proposed independence standards. The Board has determined that all members of the Committee satisfy this requirement. The Committee currently consists of Lord Baker (Chair); Mary K. Bush; Worley H. Clark, Jr.; and Martin G. Taylor. The Committee met three times in 2002.

        The Nominations and Governance Committee is responsible for advising the Board and management regarding the Company's overriding governance philosophy. The Committee develops and periodically reviews the general guidelines, policies and procedures to implement such philosophy, including the Company's Corporate Governance Guidelines, the Policy on the Independence of Directors and the Code of Conduct. The Committee also advises the Board regarding the performance of the Board, its standing Committees and individual Directors, and assists the Board in enhancing the performance of the Board and the Company.

        The Nominations and Governance Committee is responsible for identifying and making recommendations to the Board regarding nominees for Director and for the members and Chairs of the standing Committees of the Board. The Committee considers the desirable balance of expertise and composition of the Board, seeks out possible candidates to fill positions on the Board, reviews the proposed slate of Directors to be elected by shareholders at each Annual Meeting of Shareholders, and recommends to the Board the inclusion of the slate in the Company's Proxy Statement. The Committee will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company at least 60 days prior to the date of the applicable Annual Meeting and include certain information as required by the Company's by-laws.

        In addition, in January 2003, the Public Affairs Committee was merged with the Nominations and Governance Committee, which became responsible for assisting the Board in fulfilling its oversight responsibilities in the areas of social responsibility and corporate citizenship. The Public Affairs Committee met three times in 2002.

        Audit Committee. The Audit Committee's Charter requires that each member of the Audit Committee be an independent Director under the New York Stock Exchange's proposed independence standards. Committee members also must satisfy the independence, experience and financial expertise requirements for members of audit committees of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). The Board of Directors has determined that the members of the Committee satisfy such requirements. The Board has also determined that Messrs. Diamond, Taylor and Van Riper qualify as 'audit committee financial experts' under Section 10A of the Exchange Act. The Committee currently consists of Lord Baker; Irvin F. Diamond; David J. P. Meachin; Martin G. Taylor (Chair); and Daniel S. Van Riper, and met seven times in 2002.

        The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company's financial information and system of internal controls, the Company's compliance with legal and regulatory requirements, the independence and qualifications of the Company's independent accountants, and the performance of the Company's internal audit function and independent accountants. The Committee is responsible for oversight of the work performed by the independent accountants. The Company's independent accounting firm reports directly to the Committee. The Committee has sole authority to appoint or replace the Company's independent accountants, subject, if applicable, to shareholder ratification. The Committee approves all audit engagement fees and terms, and preapproves all permitted non-audit engagements with the Company's independent accountants. The Committee reviews with representatives of the independent accountants the scope of the audit of the Company's financial statements, results of audits, audit costs, recommendations with respect to internal controls and financial matters, and the independence of such independent accountants. It periodically meets with the independent accountants, and separately with the Company's internal auditor, in each case without the Company's officers present. It also periodically meets with and receives reports from the Company's principal internal audit, financial and accounting officers. The Report of the Audit Committee is set forth below.

        Compensation Committee. All members of the Compensation Committee are required by the Compensation Committee's Charter to be independent Directors under the New York Stock Exchange's proposed independence standards, 'non-employee directors' within the meaning of Rule 16b-3 under the Exchange Act, and 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). The Board of Directors has determined that each member of the Committee satisfies all such requirements. The Committee currently consists of Worley H. Clark, Jr. (Chair); Lord Glenarthur; David J. P. Meachin; and Daniel S. Van Riper, and met four times in 2002.

        The Compensation Committee is responsible for discharging the Board's responsibilities relating to the compensation of the Company's executives. The Committee develops and reviews periodically the Company's compensation policies and programs to ensure that they create a direct relationship between compensation levels, corporate performance and shareholder return. The Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer, reviews the performance of the executive officers against such goals and objectives, and establishes their compensation based on this evaluation. The Committee makes recommendations to the Board with respect to the Company's compensation philosophy and its incentive compensation policies and plans, and reviews and approves for each officer the annual base salary, annual bonus targets and awards, long-term incentives, and Stock Ownership Guidelines.

        Executive Committee. The Executive Committee has the authority to act for the full Board between regularly scheduled Board meetings with respect to such matters as may be lawfully delegated by the Board under Delaware law. The Committee's members currently are Worley H. Clark, Jr.; Martin D. Ginsburg; David J.P. Meachin; and William M. Landuyt (Chairman). The Executive Committee met once in 2002.

AUDIT COMMITTEE'S REPORT

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the system of internal controls established by management, and the audit process.

    The Board of Directors has adopted a written charter for the Audit Committee. In accordance with this charter, the Audit Committee has met with management, the Company's Director of Internal Audit and the Company's independent auditors, and has: (i) reviewed and discussed the consolidated financial statements with management and the independent accountants;
(ii) discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 'Communication with Audit Committees;' and, (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant's independence. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC. The Audit Committee also has appointed PricewaterhouseCoopers LLP as the Company's independent accountants. The Audit Committee and the Board of Directors recommend that the shareholders vote 'FOR' ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.*

March 19, 2003                                 Respectfully submitted,

                                               MARTIN G. TAYLOR, Chair
                                               LORD BAKER
                                               IRVIN F. DIAMOND
                                               DAVID J. P. MEACHIN
                                               DANIEL S. VAN RIPER


---------

  * In accordance with the rules of the SEC, the foregoing information, which is required by paragraphs (a) and (b) of
     Item 306 of Regulation S-K of the Exchange Act, shall not be deemed to be 'soliciting material' or to be 'filed' with the SEC or subject to Regulation 14A of the Exchange Act (except as provided in Item 306), or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.


DIRECTORS' REMUNERATION AND ATTENDANCE AT MEETINGS

    Directors who are also full-time employees of the Company do not receive additional compensation for their services as Directors. Non-employee Directors have received a cash retainer of $10,000 per quarter since October 1, 1998. In addition, commencing January 13, 2003, Directors attending special meetings of the Board or any Committee thereof not held in conjunction with a regularly scheduled meeting of the Board will receive $1,000 for each such meeting attended.

    Pursuant to the 1996 Incentive Plan, each non-employee Director automatically was granted 2,024 shares of Common Stock on October 1, 2002, and each Director elected to the Board for the first time in December 2002 automatically was granted 1,554 shares of Common Stock. The number of shares was determined by dividing $20,000 by the closing price on the business day immediately preceding the grant date, prorated in the case of the newly elected directors to reflect their partial year of service. The Company's 1996 Incentive Plan currently provides that each non-employee Director serving on October 1, 2003, and each October 1 thereafter, automatically will be granted on each such date the number of shares of Common Stock determined by dividing one-half of the annual cash retainer in effect on such date by the closing price of the Common Stock on the business day immediately preceding such date. Non-employee Directors are reimbursed for all reasonable expenses incurred in connection with Board and Committee meetings. The Company also pays the premiums on directors' and officers' liability and travel accident insurance policies.

    The Board held five meetings in 2002. All Directors attended every meeting held during 2002 of the Board and the Committees on which they served.

                 BUSINESS TO BE ACTED UPON BY THE SHAREHOLDERS
                        ITEM 1 -- ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. The terms of Lord Baker and Messrs. Diamond and Meachin will expire at the Annual Meeting, and they have been nominated by the Board of Directors for re-election by the shareholders at the Annual Meeting, to serve until the Annual Meeting of Shareholders in 2006 and until their successors are duly elected and qualified. The terms of Lord Glenarthur and Messrs. Clark and Lee will expire at the Annual Meeting in 2004, and the terms of Ms. Bush and Messrs. Landuyt and Van Riper will expire at the Annual Meeting in 2005, and in each case upon the election and qualification of their successors. As previously announced, Professor Ginsburg and Mr. Taylor will retire at the Annual Meeting. The Board currently intends to reduce the size of the

Board from eleven to nine members when Professor Ginsburg and Mr. Taylor retire. Set forth below is biographical information concerning each nominee for re-election as a Director at this Annual Meeting, as well as each member of the Board of Directors who is continuing in office. Each nominee has consented to serve as a Director if elected.

    All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no indication is made as to how shares should be voted, the shares represented by a properly completed proxy will be voted for the election of the three Directors identified below. If any nominee should refuse or be unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other person as designated by the Board of Directors upon the recommendation of the Nominations and Governance Committee, unless the Board of Directors reduces the number of Directors.

    THE THREE NOMINEES HAVE BEEN RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS BY THE NOMINATIONS AND GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' THE ELECTION OF THE THREE NOMINEES IDENTIFIED BELOW.

                       NOMINEES FOR ELECTION AS DIRECTORS
                    TERM EXPIRING AT THE 2006 ANNUAL MEETING

    Lord Baker, 68, has served as a Director of the Company since the Demerger. Lord Baker has been a Member of the House of Lords in the U.K. since 1997. He served as a member of Parliament in the U.K. between 1968 and 1997, as U.K. Secretary of State for the Environment from 1985 to 1986, as U.K. Secretary of State for Education and Science from 1986 to 1989, as Chairman of the U.K. Conservative Party from 1989 to 1990 and as U.K. Secretary of State for the Home Office from 1990 to 1992. He is Chairman of Northern Edge Ltd., Business Serve Plc and Belmont Press (London) Ltd. He is a member of the Board of Directors of Hanson, Stanley Leisure plc, Monstermob Ltd., and Collaboration Technology Ltd., and is an adviser to Cross Border Enterprises, L.L.C. He also is the President of the Royal London Society for the Blind.

    Mr. Diamond, 61, has served as a Director of the Company since December 2002. He is a Principal of REDW Business & Financial Resources, LLC, a certified public accounting firm. He is a member of the Board of Directors of Cooper's Inc.; Healthcare Horizons, Inc. Cimarron Health Plan; and Amerinst Insurance Group Ltd.; and a member of the Advisory Board of Directors of First National Bank of Santa Fe. Mr. Diamond is a past officer and Director of the American Institute of Certified Public Accountants and past President of the New Mexico Society of Public Accountants.

    Mr. Meachin, 62, has served as a Director of the Company since the Demerger. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is Vice Chairman of the University of Cape Town Fund in New York and a Director and past Chairman of the British American Educational Foundation.

                         DIRECTORS CONTINUING IN OFFICE
                  TERM CONTINUES UNTIL THE 2004 ANNUAL MEETING

    Lord Glenarthur, 58, has served as a Director of the Company since the Demerger. He was an executive of Hanson between October 1989 and the Demerger, and was Deputy Chairman of Hanson Pacific Limited between March 1994 and February 1998. Lord Glenarthur has been a member of the House of Lords in the U.K. since 1977. He served as the U.K. Parliamentary Under-Secretary of State at the Department of Health and Social Security from 1983 to 1985 and at the U.K. Home Office from 1985 to 1986, as Minister of State for Scotland from 1986 to 1987, and as U.K. Minister of State for Foreign and Commonwealth Affairs from 1987 to 1989. He is Chairman of the British Helicopter Advisory Board, the European Helicopter Association and the International Federation of Helicopter Associations and a Council Member of The Air League in the U.K. He is a Director of Whirlybird

Services Limited, The Medical Defence Union and Audax Trading Ltd.; a Governor of Nuffield Nursing Homes Trust (trading as Nuffield Hospitals); and a Commissioner of the Royal Hospital Chelsea.

    Mr. Clark, 70, has served as a Director of the Company since the Demerger. He was President and Chief Executive Officer of Nalco Chemical Company from 1982 until his retirement in 1994 and Chairman of Nalco Chemical Company from 1984 until such retirement. Mr. Clark is a member of the Board of Directors of Merrill Lynch & Co., Inc.; Bethlehem Steel Corporation; Valero Energy Corporation; Georgia-Pacific Corporation; Merchants Exchange and Exchange Cubed. He is a Trustee of The Rush Presbyterian-St. Luke's Medical Center and the Field Museum of Natural History.

    Mr. Lee, 46, has served as Executive Vice President -- Growth and Development of the Company since March 2001. He was President and Chief Executive Officer of Millennium Inorganic Chemicals Inc., a subsidiary of the Company, from June 1997 until March 2001. He served as President and Chief Operating Officer of the Company from the Demerger until June 1997. He has served as a Director of the Company since the Demerger. Mr. Lee was a Director and the Senior Vice President and Chief Operating Officer of Hanson Industries (which managed the United States operations of Hanson before the Demerger) from June 1995 until the Demerger, an Associate Director of Hanson from 1992 until the Demerger, Vice President and Chief Financial Officer of Hanson Industries from 1992 to June 1995, Vice President and Treasurer of Hanson Industries from 1990 to 1992, and Treasurer of Hanson Industries from 1987 to 1990. He joined Hanson Industries in 1982.

                  TERM CONTINUES UNTIL THE 2005 ANNUAL MEETING

    The Honorable Mary K. Bush, 55, has served as a Director of the Company since December 2002. Since 1991, she has been President of Bush International, a firm that advises emerging market governments on banking systems and capital markets and on strategies to support free enterprise. Ms. Bush is a member of the Board of Directors of Mortgage Guaranty Insurance Corporation; The Pioneer Family of Mutual Funds; R. J. Reynolds Tobacco Company; Brady Corporation and Sallie Mae. Advisory Boards include ManTech International Corporation and Washington Mutual Investors Fund.

    Mr. Landuyt, 47, has served as Chairman of the Board and Chief Executive Officer of the Company since the Demerger. He has served as President of the Company since June 1997. Mr. Landuyt was a Director and the President and Chief Executive Officer of Hanson Industries from June 1995 until the Demerger, a Director of Hanson from 1992 until September 29, 1996, Finance Director of Hanson from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. He joined Hanson Industries in 1983. Mr. Landuyt is a member and a Co-Chairman of the Partnership Governance Committee of Equistar Chemicals, LP ('Equistar'), in which the Company holds a 29.5% interest. He is a member of the Board of Directors of Bethlehem Steel Corporation.

    Mr. Van Riper, 62, has served as a Director of the Company since December 2002. He currently serves as Special Advisor to Sealed Air Corporation, a manufacturer of packaging materials and systems. From July 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of Sealed Air Corporation. Prior thereto, he was a Partner serving in leadership positions at KPMG LLP, an accounting and tax firm. He is a member of the Board of Directors of New Brunswick Scientific Co., Inc; Globecomm Systems Inc.; and DOV Pharmaceutical, Inc. Mr. Van Riper is a member of the Dean's Board of Advisors for Rutgers Business School.

               ITEM 2 -- RATIFICATION OF APPOINTMENT OF DIRECTORS

    In recognition of the planned retirement of Mr. Taylor and Professor Ginsburg at this Annual Meeting and to ensure that shareholders continue to be represented by experienced and knowledgeable Directors, the Board of Directors expanded the Board from eight to eleven members in December 2002. The Board elected Mr. Diamond to serve in the class of Directors expiring at this Annual Meeting and Ms. Bush and Mr. Van Riper to serve in the class expiring at the 2005 Annual Meeting. Pursuant to Item 1 above, Mr. Diamond has been nominated, by the Board, for election by the shareholders for a term expiring at the 2006 Annual Meeting. Pursuant to this Item 2, the Board of Directors is requesting the shareholders to ratify the election of Ms. Bush and Mr. Van Riper as

Directors to serve until the 2005 Annual Meeting and until their successors are duly elected and qualified. The Board is requesting the shareholders to ratify such elections to ensure that the Company's shareholders support the Board's decision to elect these new Directors. If the shareholders do not ratify such elections, the Nominations and Governance Committee and the Board will consider and determine an appropriate course of action. Ms. Bush and Mr. Van Riper plan to be present at the Annual Meeting and to be available to meet shareholders and respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' THE RATIFICATION OF THE ELECTION OF MS. BUSH AND MR. VAN RIPER.

        ITEM 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as independent accountants to examine and audit the Company's financial statements for 2003. PricewaterhouseCoopers LLP has served as the Company's independent accountants since the Demerger in 1996. If the shareholders do not ratify such appointment, such appointment will be reconsidered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions. See page 21 of this Proxy Statement for information related to the services provided by PricewaterhouseCoopers LLP during 2002.

    THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT THE SHAREHOLDERS VOTE 'FOR' RATIFICATION OF SUCH APPOINTMENT.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OVERVIEW

    The past two years have been among the most challenging years in the chemical industry in decades. The Company's management anticipated these difficulties and reorganized its wholly owned businesses in early 2001, cutting costs and increasing its comparative profitability. The Company reduced S,D&A expenses by 27% in 2001 and another 14% in 2002 -- saving $74 million in 2002 as compared to the year 2000. Throughout this period, the Company reduced manufacturing expenses while improving quality, reliability and safety. The Company conserved cash by reducing capital expenditures in each of 2002 and 2001 compared to the prior year. In all significant areas in which the Company was able to control costs and increase profitability, the Company's management and employees took decisive steps.

    Although the Company's financial results and share price reflect current economic conditions as well as the performance of the Company's minority equity interest in Equistar, management's early actions regarding its wholly owned businesses have enabled the Company to weather the global economic slowdown and to maintain the Company's dividend without a substantial increase in debt. Due to the decisions and performance of the Company's management and employees over the past two years, the Company is now positioned to benefit from lower controllable costs and improved prices for its major products. The Company believes that its executive compensation programs -- driven by annual financial targets for the Company's wholly owned businesses, long-term incentives based on performance targets and shareholder return, as well as rigorous stock ownership guidelines for management -- focused the Company's employees to achieve these results and aligned the Company's management with the interests of its shareholders.

COMPENSATION POLICIES AND PRACTICE

    The Compensation Committee is comprised entirely of independent, non-employee Directors. The Committee is responsible for administering all executive officer compensation programs and plans, including reviewing and approving annually base salaries, annual bonuses, and long-term incentive compensation. The Compensation Committee's policy is to provide strong, direct links among executive compensation, Company performance and shareholder value in order to attract and retain highly qualified people. The elements of the Company's compensation program include:

        Base Salary. Base salaries are intended to provide annual cash compensation consistent with each employee's position and contribution at or near the median level for similar positions in comparable companies. As a result of the Company's challenging business environment during 2002, at the request of the Company's executive officers, the Compensation Committee did not grant any salary increase in 2002 to Mr. Landuyt or any other officer who was an executive officer in 2001.

        Annual Incentive Bonus. The Company provides executives and key employees the opportunity to receive cash bonuses based on the annual performance of the Company's wholly owned businesses, as measured by performance targets approved by the Compensation Committee at the beginning of each year. The 2002 performance targets were based on Economic Value Added, or EVA'r', performance measures that compare net operating profit after cash taxes over the estimated total cost of capital employed.

        Long-Term Incentive Compensation. The Company's Executive Long Term Incentive awards focus senior executives on creating value over three-year performance periods. One-half of the award is based initially on the performance targets for the Company's wholly owned businesses, as discussed above, which then is converted to the extent earned into Common Stock units that may vest at the end of the three-year period. This half of the award granted in 2000 for the 2000 to 2002 performance period was based on performance in 2000, a good year for the Company, and then was converted at $20.78 per share into Common Stock units that vested at the end of 2002.

        The other half of the Executive Long Term Incentive award is based on total shareholder return on the Common Stock over the three-year period relative to the S&P Chemical Index. The Company's relative total shareholder return for the 2000 to 2002 performance period resulted in an award equal to 25% of the maximum potential award. The Company's executive officers were not granted any options or other equity-based awards in 2000.

        To further link executive compensation with the long-term interests of shareholders, the Company granted stock options to its senior executives at the beginning of 2002, as set forth in the table on page 17.

        Stock Ownership Guidelines. The Compensation Committee has approved rigorous stock ownership guidelines for the Company's executive officers and certain senior managers, who are expected to achieve targeted ownership levels of Common Stock, exclusive of the value of Common Stock earned under the 1996 Incentive Plan, ranging from a value of 75% of annual base salary for Vice Presidents to 300% of annual base salary for Mr. Landuyt, the Chairman and Chief Executive Officer.

    The Compensation Committee seeks to ensure that the Company's executives are compensated in a manner that is consistent with the Company's compensation philosophy, that is competitive with comparable companies when target levels of performance are achieved, and that is equitable within the Company. Accordingly, the Company's incentive compensation will vary significantly depending on results achieved against performance targets. The Compensation Committee reviews the Company's executive compensation programs annually. The targeted levels of compensation for the Company's executives are based in part on surveys conducted by independent consultants of comparable companies including commodity, intermediate and specialty chemical companies that compete with the Company for executive talent. Although many of the companies selected for comparison are included in the S&P Chemical Index, the Company competes for executive talent with a broader group of companies than those in such index.

    Tax Deductibility. The Company has reviewed the deductibility of compensation under Section 162(m) of the Code, and expects to continue to do so in the future. All annual bonuses, all performance-based stock awards, and all Executive Long Term Incentive awards granted under the Omnibus Incentive Plan are granted under stockholder-approved compensation plans and are earned based on the achievement of performance targets determined by the Compensation Committee. It is intended that these awards and all stock options qualify for the 'performance-based compensation' exception under Section 162(m) of the Code; however, the Company's policy is to maximize long-term shareholder value, and tax deductibility is only one factor considered in setting compensation.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Base Salary. As a result of the global economic slowdown and the Company's difficult business environment at the beginning of 2002, Mr. Landuyt recommended that he receive no salary increase in 2002. The Compensation Committee accepted Mr. Landuyt's recommendation.

    Annual Bonus. The Compensation Committee approved the 2002 annual bonus performance targets in January 2002. As discussed above, the Company's annual bonus targets for 2002 were based on the performance of the Company's wholly owned businesses, over which the Company's management exercises direct control, and not the Company's minority equity interest in Equistar.

    When the Compensation Committee considered and approved the 2002 annual bonus targets in January 2002, the global chemical industry was in recession and the Company's financial performance reflected those challenging conditions. The Compensation Committee took these economic factors into consideration when setting the annual bonus targets for 2002.

    Despite an extremely difficult operating environment in which titanium dioxide and acetyls prices decreased significantly in 2002 from 2001, the operating income of the Company's wholly owned businesses excluding restructuring charges increased by $18 million in 2002 compared to 2001, which resulted in achievement of 2002 performance targets. Based on the Company's actual performance in 2002 against the targets approved by the Committee, the Company's management would have been entitled to receive an annual bonus for 2002 equal to 1.00 times the target bonus. Accordingly, based on actual performance in 2002 against these targets, Mr. Landuyt and Mr. Lee were entitled to receive annual bonuses of $1,176,500 and $575,000, respectively. However, in light of the Company's disappointing stock market performance and to emphasize commitment to the alignment of interests between the Company's senior management and its shareholders, the annual bonuses for Mr. Landuyt and Mr. Lee were reduced to zero, and the annual bonuses for Messrs. Lushefski, Vercollone and Dowdle and the other members of the Company's Operations Committee were reduced by 50%.

    The Compensation Committee is reviewing the process that the Company uses to set performance targets for 2003 and beyond and expects to make changes in the methodology employed.

    Long-Term Incentive Awards. As discussed under 'Long-Term Incentive Compensation,' above, as a result of the Company's performance in 2000 compared to the performance targets approved by the Compensation Committee for the year 2000, Mr. Landuyt received an award under the Executive Long Term Incentive Plan for the performance period January 1, 2000 through December 31, 2002, which was converted into Common Stock at a price of $20.78 (the average price of a share of Common Stock during the first ten trading days of 2000), of 26,423 shares of Common Stock. Under the terms of the plan, these shares, plus accrued dividends, vested on December 31, 2002. In addition, also as discussed above, based on the terms of such plan and the Company's relative total shareholder performance during such three-year performance period, Mr. Landuyt received $386,750.

    On January 24, 2002, Mr. Landuyt received stock options under the Omnibus Incentive Plan for 254,000 shares of Common Stock at an exercise price of $12.24, the closing price of the Common Stock on the New York Stock Exchange on that date.

    Stock Ownership Guidelines. Under the Company's Stock Ownership Guidelines, Mr. Landuyt has a target of owning Common Stock with a value equal to 300% of his base salary (exclusive of the value of Common Stock awarded under the 1996 Incentive Plan). As of April 15, 2003, he had purchased (together with members of his immediate family) 316,950 shares of Common Stock (including shares purchased under the Salary and Bonus Deferral Plan, but excluding all Common Stock earned under the 1996 Incentive Plan), with a market value equal to 427% of his 2002 base salary.

    The Compensation Committee believes that these incentive compensation programs and Stock Ownership Guidelines create the desired mutuality of interest between the Chief Executive Officer and the Company's shareholders, as the ultimate reward to the Chief Executive Officer from these programs and his significant personal investment in Common Stock, as required by the Guidelines, will be based upon the success of the Company.


                                               Respectfully submitted,

                                               WORLEY H. CLARK, JR., Chairman
                                               LORD GLENARTHUR
                                               DAVID J. P. MEACHIN
                                               DANIEL S. VAN RIPER

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information with respect to the compensation for 2002, 2001, and 2000 of the individuals who were the Company's five most highly compensated executive officers in 2002, including Mr. Landuyt, the Chief Executive Officer.

                                               ANNUAL                                  LONG-TERM
                                            COMPENSATION                             COMPENSATION
                                  ---------------------------------   -------------------------------------------
                                                                        SHARES       LTIP
       NAME AND PRINCIPAL                                             UNDERLYING    PAYOUTS        ALL OTHER
            POSITION              YEAR   SALARY($)(1)   BONUS($)(1)   OPTIONS(#)   ($)(2)(3)   COMPENSATION($)(4)
            --------              ----   ------------   -----------   ----------   ---------   ------------------
William M. Landuyt .............  2002     905,000               0     254,000      681,110          60,250
  Chairman, President and Chief   2001     905,000         113,318     176,000            0          94,561
  Executive Officer               2000     884,000         838,417           0            0          87,305

Robert E. Lee ..................  2002     575,000               0      90,000      512,355          46,455
  Executive Vice President --     2001     575,000         190,657      61,000            0          67,080
  Growth and Development          2000     562,000         481,470           0      112,778          52,089

John E. Lushefski ..............  2002     380,000         171,000      50,000      193,370          35,260
  Senior Vice President and       2001     380,000          31,277      34,000            0          47,205
  Chief Financial Officer         2000     366,000         240,395           0       53,512          47,258

David L. Vercollone ............  2002     300,000         135,000      36,000      138,883          22,192
  Senior Vice President --        2001     296,650         121,569      25,000            0          25,875
  Commercial, Operational         2000     276,000         189,833           0        8,063          16,771
  Excellence Businesses

Timothy E. Dowdle ..............  2002     283,000         127,350      36,000      120,540          20,876
  Senior Vice President --        2001     276,525         104,125      25,000            0          24,061
  Manufacturing                   2000     239,200         164,761           0            0          17,774

---------

(1) Mr. Landuyt elected to defer 5% of his salary in 2000 and 25% of his bonus in both 2001 and 2000 into Common Stock under the Salary and Bonus Deferral Plan. Mr. Dowdle elected to defer 25% of his bonus in 2000 into Common Stock under this plan.

(2) Amounts shown as 'LTIP Payouts' in 2000 for Messrs. Lee, Lushefski, and Vercollone represent payments in cash of the third and final installment of awards credited in 1998 under the Hanson Industries 1996 Long-Term Incentive Plan. Mr. Landuyt was not entitled to receive benefits under this plan.

(3) As described under 'Compensation Committee Report on Executive Compensation -- Compensation Policies and
     Practice -- Long-Term Incentive Compensation,' the LTIP Payouts for 2002 consisted of a cash award, a share grant (valued in the table above at the closing price of the Common Stock on the New York Stock Exchange on December 31,
     2002) and dividends accrued on such shares. In addition, Messrs. Landuyt, Lee, Lushefski, Vercollone and Dowdle were granted one-time performance-based stock awards and time-vested restricted stock in 1996 and 1997 under the 1996 Incentive Plan. The table below shows the number of such shares that vested in 2002, 2001 and 2000; the number and value (at the closing price of the Common Stock on the New


                                              (footnotes continued on next page)

(footnotes continued from previous page)

     York Stock Exchange on December 31, 2002) of unvested performance-based shares as of December 31, 2002; and the number of performance-based shares that have been forfeited to date.


                                 LANDUYT      LEE      LUSHEFSKI   VERCOLLONE   DOWDLE
                                 -------      ---      ---------   ----------   ------
Vested in 2002.................     8,684      6,078      4,342         426         426
Vested in 2001.................    47,091     32,964     23,546       3,714       3,714
Vested in 2000.................    88,160     61,711     44,079       5,191       5,191
Unvested shares................    17,583     12,309      8,792         917         917
Value of unvested shares.......  $167,390   $117,182   $ 83,700     $ 8,730     $ 8,730
Forfeited to date..............   249,195    174,437    124,598      22,606      22,606

     Dividends accrue and are paid on vested stock awards from the date of grant to the date shares are vested and distributed.

(4) The amounts shown in this column include the aggregate matching contributions under the Company's 401(k) savings plan, Supplementary Savings Plan, and Salary and Bonus Deferral Plan for Mr. Landuyt of $45,074, $78,454, $71,528; for Mr. Lee of $33,705, $53,858, $38,996; for Mr. Lushefski
     of $17,757, $27,918, $25,579; for Mr. Vercollone of $18,221,
     $22,117, $12,927; and for Mr. Dowdle of $16,671, $20,083,
     $10,989, in each case in 2002, 2001 and 2000, respectively. All such matching employer contributions have been invested in Common Stock. The amounts shown in this column also include the dollar value of insurance premiums paid by or on behalf of the Company with respect to disability insurance benefits, financial planning services and automobile usage fees. Excluded are certain health, medical and other non-cash benefits provided to the individuals named above that are available generally to all salaried employees.


LONG-TERM INCENTIVE COMPENSATION AWARDS

    Prior to 2001, the Company had not granted stock options to its executive officers. It had granted only one-time performance-based and restricted stock awards and, commencing in 2000, Executive Long Term Incentive awards. Based on studies comparing the Company's long-term incentive compensation programs with those of comparable companies, the Compensation Committee determined in January 2001 that, because the Company did not grant stock options to its senior executives, the Company's long-term incentive compensation programs were not consistent with the Company's compensation policies. Accordingly, the Executive Long Term Incentive award opportunities were reduced substantially and stock options were awarded for the first time to senior executives. These awards were granted under the Omnibus Incentive Plan, which was approved by the Company's shareholders at the 2001 Annual Meeting of Shareholders.

    Executive Long Term Incentive Awards. The Compensation Committee granted Messrs. Landuyt, Lee, Lushefski, Vercollone and Dowdle the following Executive Long Term Incentive award opportunities for the three-year performance period beginning January 1, 2002 and ending December 31, 2004. These awards are subject to the achievement of performance-based targets and may be forfeited if the executive's employment is terminated before the end of the performance period.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 2002

                                      PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                    OTHER PERIOD UNTIL             PRICE-BASED PLANS
                                      MATURATION OR     ----------------------------------------
               NAME                     PAYOUT(1)       THRESHOLD($)   TARGET($)   MAXIMUM($)(2)
               ----                     ---------       ------------   ---------   -------------
William M. Landuyt................  December 31, 2004        0         1,357,500     2,715,000
Robert E. Lee.....................  December 31, 2004        0           431,250       862,500
John E. Lushefski.................  December 31, 2004        0           228,000       456,000
David L. Vercollone...............  December 31, 2004        0           180,000       360,000
Timothy E. Dowdle.................  December 31, 2004        0           169,800       339,600

                                                        (footnotes on next page)

(footnotes from previous page)

(1) All awards granted in 2002 have a performance or vesting period commencing January 1, 2002 and ending December 31, 2004. One-half of each of these awards is based on the performance of the Company's wholly owned businesses in 2002 compared to performance targets approved by the Compensation Committee in January 2002, and then converted into Common Stock at a price of $12.906 (the average closing price of the Common Stock during the first ten trading days of 2002). The remaining half of the award is based on the total shareholder return ('TSR') on the Common Stock during the performance period compared to the TSR on the common stock of the companies in the S&P Chemical Index (including reinvested dividends).

(2) The maximum award for the portion of the award based on the performance of the Company's wholly owned businesses for any participant is 200% of the participant's target for such portion, before conversion into Common Stock. The maximum TSR-based award for any participant is 200% of the participant's target TSR-based award.


    Stock Option Awards. The Compensation Committee granted the following stock option awards to Messrs. Landuyt, Lee, Lushefski, Vercollone and Dowdle on January 24, 2002 under the Omnibus Incentive Plan.

                            OPTION GRANTS IN 2002(1)

                                                    PERCENT OF
                                                       TOTAL
                                                      OPTIONS
                                                      GRANTED
                                       NUMBER         TO ALL           EXERCISE                     GRANT DATE
                                     OF OPTIONS      EMPLOYEES          PRICE        EXPIRATION      PRESENT
               NAME                   GRANTED         IN 2002       PER SHARE ($)       DATE      VALUE ($) (2)
               ----                   -------         -------       -------------       ----      -------------
William M. Landuyt.................   254,000          25.4             12.24         1/23/12        1,071,880
Robert E. Lee......................    90,000           9.0             12.24         1/23/12          379,800
John E. Lushefski..................    50,000           5.0             12.24         1/23/12          211,000
David L. Vercollone................    36,000           3.6             12.24         1/23/12          151,920
Timothy E. Dowdle..................    36,000           3.6             12.24         1/23/12          151,920

---------

(1) These stock option awards were granted on January 24, 2002 under the Omnibus Incentive Plan and have an exercise price of $12.24, the closing price of the Common Stock on the New York Stock Exchange on the date of grant. One third of each award will become exercisable on each of the first, second and third anniversaries of the date of grant.

(2) This table shows the hypothetical present value of these options on the date of grant using the Black-Scholes model in accordance with the rules of the SEC. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. The ultimate value of the options will depend on the performance of the Common Stock. The actual value, if any, realized upon exercise of an option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price. The following assumptions were made for purposes of calculating the original grant date present value: an option term of ten years, volatility of 44.54%, annual dividends of $0.54 per share, and a risk-free interest rate of 5.04%.

    No options were exercised during 2002 by any of the named executive officers. The following table shows the number of shares of Common Stock represented by outstanding options held by each of the named officers as of December 31, 2002. The exercise prices of such options were $16.87 and $12.24, greater than the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002.

                    UNEXERCISED OPTIONS AT DECEMBER 31, 2002

                                                                  SHARES UNDERLYING
                                                                 UNEXERCISED OPTIONS
                                                              HELD AT DECEMBER 31, 2002
                                                             ---------------------------
                           NAME                              EXERCISABLE   UNEXERCISABLE
                           ----                              -----------   -------------
William M. Landuyt.........................................    58,666         371,334
Robert E. Lee..............................................    20,333         130,667
John E. Lushefski..........................................    11,333          72,667
David L. Vercollone........................................     8,333          52,667
Timothy E. Dowdle..........................................     8,333          52,667

RETIREMENT PLANS

    The following table set forth the annual benefits upon retirement at age 65, without regard to statutory maximums, for various combinations of final average earnings and lengths of service, which would be payable to the individuals named in the Summary Compensation Table under the Company's qualified pension plan and its supplemental retirement plans.

       MILLENNIUM CHEMICALS INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

                                     ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN($)(2)
     FINAL 5-YEAR       ----------------------------------------------------------------------------------
AVERAGE EARNINGS($)(1)  5 YEARS    10 YEARS   15 YEARS    20 YEARS     25 YEARS     30 YEARS     35 YEARS
----------------------  -------    --------   --------    --------     --------     --------     --------
$  100,000...........     12,500     25,000     37,500       50,000       50,000       50,000       50,000
$  200,000...........     25,000     50,000     75,000      100,000      100,000      100,000      100,000
$  300,000...........     37,500     75,000    112,500      150,000      150,000      150,000      150,000
$  400,000...........     50,000    100,000    150,000      200,000      200,000      200,000      200,000
$  500,000...........     62,500    125,000    187,500      250,000      250,000      250,000      250,000
$  600,000...........     75,000    150,000    225,000      300,000      300,000      300,000      300,000
$  700,000...........     87,500    175,000    262,500      350,000      350,000      350,000      350,000
$  800,000...........    100,000    200,000    300,000      400,000      400,000      400,000      400,000
$  900,000...........    112,500    225,000    337,500      450,000      450,000      450,000      450,000
$1,000,000...........    125,000    250,000    375,000      500,000      500,000      500,000      500,000
$1,100,000...........    137,500    275,000    412,500      550,000      550,000      550,000      550,000
$1,200,000...........    150,000    300,000    450,000      600,000      600,000      600,000      600,000
$1,300,000...........    162,500    325,000    487,500      650,000      650,000      650,000      650,000
$1,400,000...........    175,000    350,000    525,000      700,000      700,000      700,000      700,000
$1,500,000...........    187,500    375,000    562,500      750,000      750,000      750,000      750,000
$1,600,000...........    200,000    400,000    600,000      800,000      800,000      800,000      800,000
$1,700,000...........    212,500    425,000    637,500      850,000      850,000      850,000      850,000
$1,800,000...........    225,000    450,000    675,000      900,000      900,000      900,000      900,000
$1,900,000...........    237,500    475,000    712,500      950,000      950,000      950,000      950,000
$2,000,000...........    250,000    500,000    750,000    1,000,000    1,000,000    1,000,000    1,000,000

---------

(1) Final 5-year Average Earnings under the pension plans is defined as the average of the highest Final Average Earnings of any five calendar years in the ten calendar years preceding retirement. Final Average Earnings for any calendar year under the pension plans is defined as: W-2 compensation plus deferrals under the Company's 401(k) and
     Section 125 plans (plus, under the supplemental retirement plans only, deferrals of base salary and annual incentive bonuses under the Supplemental Savings Plan and the Salary and Bonus Deferral Plan), less all long-term incentive compensation and most other types of compensation that are not base salary or annual incentive bonuses. Under the supplemental retirement plans, Final Average Earnings is calculated without regard to the limitations set forth in
     Section 415 and 401(a)(17) of the Code. Final 5-year Average Earnings is currently equal to $1,627,793, $1,211,072, $632,719, $459,701 and $412,578 for Messrs. Landuyt, Lee,
     Lushefski, Vercollone and Dowdle, respectively. Messrs.
     Landuyt, Lee,

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     Lushefski, Vercollone and Dowdle have 20, 21, 18, 17 and 22 years of service, respectively, under the pension plans.

(2) Annual Benefits are computed on the basis of straight-life annuity amounts. The pension benefit set forth above is calculated as follows: Final Average Earnings times 2.5% multiplied by years of Credited Service (not to exceed 20 years). The net benefit under the supplemental retirement plans is the difference between the benefits calculated under the formula described above and the qualified pension plan formula. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them in the relevant plan document.


EXECUTIVE AGREEMENTS AND OTHER RELATIONSHIPS

    The following is a summary of the change-in-control agreements (the 'Agreements') that are in effect between the Company and each of the individuals named in the Summary Compensation Table and five other officers of the Company. Subject to certain surviving rights, the Agreements will terminate on September 30, 2004, provided that if a Change-in-Control (as defined) has taken place prior to termination of the Agreements, the Agreements shall continue in full force and effect during the two-year period after a Change-in-Control (the 'Post-Change-in-Control Period'). A 'Change-in-Control' is defined in the Agreements as (i) any person (subject to certain exceptions) becoming the 'beneficial owner' (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company; (iii) the merger or consolidation of the Company with any other corporation (subject to certain exceptions); or (iv) approval by the Company's shareholders of a plan of complete liquidation of the Company or the sale of all or substantially all of the Company's assets (subject to certain exceptions).

    The Agreements provide that if during the 180-day period prior to a Change-in-Control (the 'Pre-Change-in-Control Period') or the Post-Change-in-Control Period (collectively with the Pre-Change-in-Control Period, the 'Change-in-Control Protection Period'), (i) the executive terminates his or her employment for Good Reason (as defined below); (ii) a Change-in-Control occurs and during the Post-Change-in-Control Period the executive, subject to a required 180-day period of continued employment, in certain circumstances, terminates his or her employment for any reason (including death); (iii) the executive's employment is terminated by the Company without Cause or due to disability during the Change-in-Control Protection Period; or, (iv) the executive's employment is terminated the Company at or after the age of 65 (in certain circumstances) during the Post-Change-in-Control Period, the executive (or, if applicable, the executive's legal representative) shall be entitled to receive: (w) in a lump sum within five days after such termination (or, if within the Pre-Change-in-Control Period, within five days after the Change-in-Control) (1) three times the highest annualized base salary paid within 180 days prior to such termination (provided that if the termination is based on disability, such payment shall be offset by the projected disability benefits to be paid by the Company or by Company-provided insurance), and (2) three times the highest annual bonus paid or payable to the executive for any of the previous three completed fiscal years; (x) three years of additional service and compensation credit for pension purposes; (y) three years of the maximum Company contribution under the Company's defined contribution plans; and, (z) provision for the executive's and his dependents' health coverage for three years. In addition, if the payment to the executive under his or her Agreement, together with certain other amounts paid to the executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the Agreements provide that the executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a 'grossed-up' basis. In addition to providing rights upon a Change-in-Control, the Agreements provide the executives with certain indemnification rights.

    In the Agreements, 'Cause' is defined as the executive's (i) willful misconduct with regard to the Company that has a material adverse effect in the aggregate on the Company; (ii) refusal to follow the proper written direction of the Board of Directors of the Company, unless the executive believes in good faith that such direction is illegal, unethical or immoral and promptly notifies the Board; (iii) conviction for a felony (subject to certain exceptions);
(iv) breach of any fiduciary duty owed to the Company that has a material adverse effect on the Company; or, (v) material fraud with regard to the Company. 'Good Reason' is defined (subject to certain exceptions) as (i) a material diminution in the executive's position, duties or responsibilities from the executive's highest position held during the Pre-Change-in-Control Period or the assignment of duties or responsibilities inconsistent with such position;
(ii) removal from or the failure of the executive to be re-elected to any of his positions as an officer with the Company; (iii) relocation of the Company's principal executive or operational offices, as applicable, to a location more than 25 miles from where they are located at the time of a Change-in-Control or a relocation by the Company of the executive's principal office away from such principal offices; (iv) if a Director during the Pre-Change-in-Control Period, the executive's removal or failure to be re-elected to the Company's Board of Directors; (v) a failure to continue the executive as a participant in, or to continue, any bonus program in which the executive was entitled to participate within the Pre-Change-in-Control Period; (vi) any material breach by a party other than the executive of any provision of the Agreement; (vii) a reduction by the Company of executive's rate of annual base salary within 180 days prior to a Change-in-Control; or, (viii) failure by any successor to the Company to assume the Agreement.

    The Agreements apply only upon a Change in Control and DO NOT provide any protection or benefits unless a Change-in-Control has occurred. The Company currently maintains customary severance policies for its employees.

    In addition to the Agreements, certain other officers and management employees of the Company and its subsidiaries have agreements that provide severance protection upon a Change-in-Control substantially similar to that provided by the Agreements, except that (i) amounts payable and benefits provided will be determined by a multiple of two rather than three; (ii) the definitions of 'Cause' and 'Good Reason' in certain instances afford the Company broader rights; and, (iii) the rights of the executive upon a Change-in-Control will be less in certain instances.

    In addition to the change-in-control provisions under the executive agreements described above, the 1996 Incentive Plan and the agreements pursuant to which restricted stock and options have been awarded under the 1996 Incentive Plan provide that upon a Change-in-Control of the Company, unforfeited restricted stock and options will vest immediately. In addition, the unforfeited restricted stock held by any employee who is terminated by his Employer without cause (as defined) or due to his disability or death or who terminates his employment for good reason (as defined) within six months prior to a Change-in-Control, will also vest upon the Change-in-Control. Under the Omnibus Incentive Plan, subject to the terms of participants' award agreements, upon the occurrence of a Change-in-Control (as defined), all options become immediately exercisable and remain exercisable throughout their entire term, and the target payout opportunities attainable under outstanding performance-based awards will vest and be deemed to have been earned for the entire performance period (or periods) based on an assumed achievement of targeted performance goals at the target level (or at such greater level if achieved) and will be distributed or paid within thirty days after the Change-in-Control. The Company's supplemental executive retirement plans provide that all accrued benefits vest upon a Change in Control, but are not payable until termination of employment. Finally, upon a Change-in-Control (as defined) of the Company, all amounts deferred under the Company's Salary and Bonus Deferral Plan and Supplemental Savings Plan will become payable.

    The Company requires that employees pay all applicable withholding taxes before receiving any vested performance-based or restricted stock. In order to permit executives to pay such withholding taxes without selling shares, the Company had made, prior to 2002, loans to employees secured by their vested restricted stock. These loans had terms of one year, were renewable at the option of the Company, accrued interest at 5.0% per annum during 2002 and 4.25% per annum during 2003, payable quarterly, and were secured by shares that had a market value on the date of the loan of at least 125% of the loan amount. At the beginning of 2002, the Company had outstanding loans to its executive officers in excess of $60,000 as follows: Mr. Landuyt, $879,705; Mr. Lee, $852,861; Mr. Dowdle, $65,587; Mr. Hanik, $310,915; Mr. Lushefski, $479,377; and Mr.
Vercollone, $85,606. Such amounts were the largest amounts outstanding between the Company and such officers during the period January 1, 2002 to the date hereof. All loans by the Company to executive officers have been repaid in full. In accordance with the Sarbanes-Oxley Act of 2002, the Company will not extend credit to its Directors and executive officers.

EQUITY COMPENSATION PLAN INFORMATION

    The following table sets forth information regarding the Common Stock that may be issued upon the exercise of options, warrants and other rights granted to employees or Directors under the Company's existing equity compensation plans, as of December 31, 2002. See Note 12 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for a discussion of the material features of all such plans.

                                                              (B)
                                            (A)            WEIGHTED-               (C)
                                         NUMBER OF          AVERAGE       NUMBER OF SECURITIES
                                        SECURITIES         EXERCISE        REMAINING AVAILABLE
                                     TO BE ISSUED UPON     PRICE OF        FOR ISSUANCE UNDER
                                        EXERCISE OF       OUTSTANDING      EQUITY COMPENSATION
                                        OUTSTANDING        OPTIONS,         PLANS (EXCLUDING
                                     OPTIONS, WARRANTS   WARRANTS AND    SECURITIES REFLECTED IN
PLAN CATEGORY                         AND RIGHTS (#)     RIGHTS ($)(3)       COLUMN (A)) (#)
-------------                         --------------     -------------       ---------------
Equity compensation plans approved
  by security holders(1)...........      2,550,558           15.73              2,986,872
Equity compensation plans not
  approved by security
  holders(2).......................        631,725          --                  --
                                         ---------                              ---------
    Total..........................      3,182,283           15.73              2,986,872
                                         ---------                              ---------
                                         ---------                              ---------

---------

(1) The Company's shareholders approved the 1996 Incentive Plan in 1997 and the Omnibus Incentive Plan in 2001. All stock options have been granted under the 1996 Plan or the Omnibus Incentive Plan. All performance-based stock awards and time-vested restricted stock awards were granted under the 1996 Incentive Plan. All Long Term Incentive and Executive Long Term Incentive awards in 2001 and thereafter were granted under the Omnibus Incentive Plan.

(2) Long Term Incentive and Executive Long Term Incentive awards prior to 2001 and deferrals under the Salary and Bonus
     Deferral Plan were not made pursuant to plans approved by shareholders.

(3) This column includes the weighted average exercise price of all outstanding stock options but excludes performance-based stock awards, time-vested restricted stock awards, Long Term Incentive and Executive Long Term Incentive awards, and deferrals under the Salary and Bonus Deferral Plan.


                                 OTHER MATTERS

    Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Exchange Act ('Section 16') requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's Directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each Director or executive officer who failed to file any required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis in 2002.

    As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

    Services of PricewaterhouseCoopers LLP. During 2002, PricewaterhouseCoopers LLP provided various audit and non-audit related services to the Company. The following summarizes the aggregate fees billed to the Company for services rendered for the year ended December 31, 2002:

        Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2002, including reviews of the Company's quarterly consolidated financial statements filed on Form 10-Q and statutory audits of foreign subsidiaries, were $1,608,127.

        Financial Information Systems Design and Implementation Fees: None.

        All Other Fees: $2,130,030.

    The Audit Committee of the Board has determined that the provision of non-audit services generating 'All Other Fees' was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

               SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

    Under the rules of the SEC, any proposal of a shareholder submitted for inclusion in the Company's proxy statement for the 2004 Annual Meeting must be received by the Company by December 22, 2003 to be considered. Proposals should be addressed to: Millennium Chemicals Inc., 230 Half Mile Road, Red Bank, NJ 07701, Attn: C. William Carmean, Senior Vice President, General Counsel and Secretary.

                             ADDITIONAL INFORMATION

    The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, without any compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock. The Company has retained Georgeson Shareholder to assist in its solicitation of proxies from shareholders for a fee not to exceed $9,500, plus reimbursement of out-of-pocket expenses.

    THE COMPANY'S 2002 ANNUAL REPORT TO SHAREHOLDERS, INCLUDING FINANCIAL STATEMENTS, IS ENCLOSED HEREWITH. THE ANNUAL REPORT TO SHAREHOLDERS INCLUDES THE COMPANY'S ANNUAL REPORT ON FORM 10-K. THE COMPANY WILL FURNISH ANY EXHIBIT TO SUCH ANNUAL REPORT ON FORM 10-K UPON REQUEST BY A SHAREHOLDER DIRECTED TO:
INVESTOR RELATIONS, MILLENNIUM CHEMICALS INC., 230 HALF MILE ROAD, RED BANK, NJ 07701, OR BY E-MAIL TO: IR@MILLENNIUMCHEM.COM, FOR A FEE LIMITED TO THE COMPANY'S REASONABLE EXPENSES IN FURNISHING ANY EXHIBITS.

                                          By Order of the Board of Directors,

                                          C. WILLIAM CARMEAN
                                          Senior Vice President, General Counsel
                                          and Secretary

EVA'r' is a registered trademark of Stern Stewart & Co.

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                                      HOW TO VOTE

           Your vote is important. Most shareholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

                         ELECTRONIC ACCESS TO PROXY STATEMENTS

           Most shareholders can view future Proxy Statements and Annual Reports over the Internet rather than receiving paper copies in the mail. Please refer to page 2 of this Proxy Statement and your proxy card for further information.

                               REDUCE MULTIPLE MAILINGS

           If you are a shareholder of record and have more than one account in your name or delivered to the same address as other shareholders of record, you can authorize the Company to discontinue mailings of multiple Annual Reports. If you are a shareholder of record voting over the Internet, follow the instructions provided after you vote. If you own shares through a bank, broker or other nominee, please contact that entity to eliminate duplicate mailings. See page 2 of this Proxy Statement and your proxy card for further information.
-------------------------------------------------------------------------------

                                    APPENDIX 1

        HOW TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS ON-LINE

     You may receive future Millennium Chemicals Inc. Annual Reports and Proxy Statements on-line over the Internet by submitting your consent to Millennium Chemicals. This will save Millennium Chemicals postage and printing expenses and provide information to you faster.

Most shareholders can elect to view future Annual Reports and Proxy Statements over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder or are holding shares through the Millennium Chemicals Savings and Investment Plan or certain other benefit plans, and you wish to receive future Annual Reports and Proxy Statements over the Internet and vote over the Internet, follow the instructions set forth below.

         o     Log onto the Internet and go to the web site:
               http://www.amstock.com (If you are voting your shares this year using the Internet, you can link to this web site directly from the web site where you vote your shares).

         o You will be asked to consent to Internet delivery of annual meeting materials and provide your e-mail address and account number. Your account number is shown on the reverse side of this proxy card. You will not need to provide an account number if you only hold shares through the Millennium Chemicals Savings and Investment Plan or certain other benefit plans.

If you consent, your account will be so noted and, when the Millennium Chemicals 2003 Annual Report and Proxy Statement for the 2004 Annual Meeting of Shareholders become available, you will be notified by e-mail as to how to access them on the Internet, and how to vote over the Internet. Your choice will remain in effect until you advise us otherwise by contacting Millennium Chemicals Inc. at 230 Half Mile Road, Red Bank, New Jersey 07701, Attention:
Investor Relations.



                            MILLENNIUM CHEMICAL INC.
                            PROXY/AUTHORIZATION CARD

             Proxy Solicited on Behalf of the Board of Directors of
               the Company for the Annual Meeting of Shareholders

                            10:00 a.m., May 23, 2003

         The undersigned hereby constitutes and appoints William M. Landuyt, John E. Lushefski and C. William Carmean, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of MILLENNIUM CHEMICALS INC. to be held at The Parker Meridien, 118 West 57th Street, New York, NY 10019, and at any adjournments thereof, and, in their discretion, on all such other matters as may properly come before said meeting.

1. Election of three directors. Nominees for directors are: (01). Lord Baker, (02). David J.P. Meachin and (03). Irvin F. Diamond.

2.        Ratification of the election of The Honorable Mary K. Bush and Mr.
          Daniel S. Van Riper as directors.

3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you vote by telephone or through the Internet, as described on the reverse side, or sign and return this card.

As described in the Proxy Statement, if the undersigned is a participant in certain employee savings and stock ownership plans of the Company or certain other entities, this Proxy/Authorization Card also provides voting instructions for shares held for the account of the undersigned in such plans. The Trustee for the relevant plan will vote the undersigned's shares as directed, provided voting instructions are properly received by 3:00 p.m. (Eastern Daylight Time) on May 21, 2003.

                                SEE REVERSE SIDE

                                                                           14475

                       ANNUAL MEETING OF SHAREHOLDERS OF

                          [LOGO MILLENNIUM CHEMICALS]

                                  May 23, 2003

                           PROXY VOTING INSTRUCTIONS

 MAIL - Date, sign and mail your proxy card in the envelope                ---------------------------
 provided as soon as possible.                                              COMPANY NUMBER
                                                                           ---------------------------
                        -OR-                                                ACCOUNT NUMBER
                                                                           ---------------------------
 TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone               CONTROL NUMBER
 telephone and follow the instructions. Have your control number           ---------------------------
 and proxy card available when you call.

                        -OR-

 INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.


--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
                               PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR
                   VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------
1. Election of Directors.

                                        NOMINEES
[ ] FOR ALL NOMINEES                    o Lord Baker
                                        o David J.P. Meachin
[ ] WITHHOLD AUTHORITY                  o Irvin F. Diamond
    FOR ALL NOMINEES

[ ] FOR ALL EXCEPT
    (See instructions below)

2.   Ratification of the election of The Honorable        FOR  AGAINST  ABSTAIN
     Mary K. Bush and Mr. Daniel S. Van Riper             [ ]    [ ]      [ ]
     as directors.

3    Ratification of the appointment of                   [ ]    [ ]      [ ]
     PricewaterhouseCoopers LLP as independent accountants.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

You can also elect to receive future Annual Reports and Proxy Statements over the Internet instead of receiving paper copies in the mail. See the reverse side of this proxy card for additional details.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note     [ ]
that changes to the registered name(s) on the account may not be submitted via this method.

Discontinue Annual Report Mailings for this Account.  [ ]

Please check here if you plan to attend the meeting.  [ ]

Signature of Shareholder ___________________________ Date:____________________

Signature of Shareholder ___________________________ Date:____________________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.





                         STATEMENT OF DIFFERENCES
                         ------------------------
The copyright symbol shall be expressed as.............................. 'c'
The registered trademark symbol shall be expressed as................... 'r'